UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 30, 2014 (January 26, 2014)

Li3 Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54303	20-3061907
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

Marchant Pereira 150

Of. 803

Providencia, Santiago de Chile

Chile

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: +56 (2) 2896-9100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On January 27, 2014, Li3 Energy Inc. (the “Company” or “Li3”) entered into a Purchase and Sale Agreement (the “Agreement”) with BBL SpA (“BBL”), a Chilean corporation, pursuant to which BBL acquired from the Company eleven of its sixty shares (approximately 1/6) of Minera Li Energy SpA (“Minera Li”), a Chilean corporation which was formerly a wholly-owned subsidiary of the Company (the “Share Purchase”) for a cash payment of $1,500,000. In connection with the Share Purchase, Minera Li held a shareholders’ meeting, pursuant to which Minera Li issued forty additional shares (the “Additional Shares”) to BBL in exchange for a cash payment of $5,500,000 (the “Issuance”, and together with the “Share Purchase”, the “Transaction”). Minera Li will use the proceeds from the Issuance for: (i) full payment of the Cocina 19-27 Properties, (ii) repayment of the bridge loan in the amount of $500,000 provided by BBL to Li3 in November 2013 and (iii) working capital. As a result of the Transaction, BBL became the majority shareholder of Minera Li, with the Company retaining a 49% interest in Minera Li.

Concurrent with the execution of the Agreement, the Company and BBL also entered into a Shareholders Agreement regarding their joint ownership interest of Minera Li (the “Shareholders Agreement”). Under the Shareholders Agreement, BBL will pay $1,000,000 (the “Additional Payment”) to the Company upon the earlier of its completion of certain milestones (the “Milestones”) relating to the permitting and development of the Company’s Maricunga Lithium/Potassium Project (the “Project”) and January 27, 2016. BBL will finance the Company’s exploration and development expenses until the Project reaches full permitting and is ready for construction by providing loans due 24 months from receipt. The loans will be secured by the Company’s ownership interest in Minera Li. Specific limits or terms for these loans have not been established and will be negotiated in good faith between BBL and Li3.

In addition to the foregoing financing, BBL has also committed to provide the Company with a line of credit (the “Credit Facility”) in the amount of $1,800,000 (the “Maximum Amount”). The Credit Facility will be available from April 1, 2014 until March 31, 2015, and can be drawn down by the Company as follows: (i) $100,000 beginning in April 2014 and (ii) $200,000 every month thereafter, until the Maximum Amount is reached. Each drawdown must be repaid within twelve (12) months of the drawdown date, at 12% interest per annum. The Credit Facility is secured by the Company’s ownership interest in Minera Li. The proceeds of the Credit Facility will be used to cover working capital needs of the Company.

In conjunction with the Transaction, Tierras Raras SpA (“Tierras Raras”), an affiliate of BBL, entered into an agreement with Minera Li (the “Tierras Agreement”, together with the “Agreement” and the “Shareholders Agreement”, the “Agreements”). The Tierras Agreement relates to the acquisition by Tierras Raras of a 40% interest in SLM Litio from the SLM Minority Shareholders (as defined below). Minera Li currently holds 60% of SLM Litio, and the Company has filed lawsuits in four civil courts of Copiapo, third region of Atacama, Chile, against the holders of the remaining 40% shares of SLM Litio (the “SLM Minority Shareholders”), seeking either payment of their pro rata portion of costs or an auction of their shares of the SLM Litio. Pursuant to the Tierras Agreement, Tierras Raras agreed to purchase all of the interests of the SLM Minority Shareholders, and, in conjunction with the purchase, to pay $1,600,000 to Minera Li as consideration for the settlement and release by the Company of its claims against the SLM Minority Shareholders. The closing of the transactions contemplated by the Tierras Agreement is subject to certain closing conditions.

The foregoing descriptions of the Agreements are qualified in their entirety by reference to the full texts of the Agreements, which will be filed as exhibits to the Company’s Form 10-Q for the quarter ended March 31, 2014.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 of this report is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this report is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a meeting of the board of directors of the Company (the “Board”) held on January 26, 2014, the Board approved the amendment and restatement of the Company’s bylaws (“Amended and Restated Bylaws”). The principal change was a revision of the last paragraph of Section 2.4(d), to clarify that the bylaws do not require a shareholder meeting to consider the sale, lease, exchange, or other disposition of all, or substantially all of the Company’s property.

A copy of the Company’s Amended and Restated Bylaws is attached hereto as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Amended And Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Li3 Energy, Inc.

Dated: January 30, 2014	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer